OFFICE OF THRIFT SUPERVISION

                     Washington, D.C.  20552


                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  February 17, 1997



                   American Federal Bank, FSB
     (Exact name of registrant as specified in its charter)




       United States            1872                  57-0162590
     (State or other        (OTS Docket             (IRS Employer
     jurisdiction of          Number)            Identification No.)
     incorporation)


          300 East McBee Avenue, Greenville, South Carolina 29601 (Address, including zip code, of principal executive office)

                          (864) 255-7000
      (Registrant's telephone number, including area code)




                                        Total Number of Pages 95
                                        Exhibit Index at Page  7
Item 5.   Other Events.

           On February 17, 1997, CCB Financial Corporation ("CCB") and American Federal Bank, FSB ("American Federal") entered into an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which American Federal will be acquired by CCB. The Boards of Directors of CCB and American Federal approved the Agreement and the transactions contemplated thereby at separate meetings held on February 17, 1997.

           In accordance with the terms of the Agreement, CCB will acquire American Federal pursuant to a merger (the "Merger") of a newly created, wholly owned subsidiary of CCB (formed as an "interim" federal savings bank), to be organized under the laws of the United States, with and into American Federal, with American Federal as the surviving entity resulting from the Merger.

           Upon consummation of the Merger, each share of the $1.00 par value common stock of American Federal ("American Federal Common Stock") (with certain exclusions) issued and outstanding at the effective time of the Merger (as described in the Agreement, the "Effective Time") shall be converted into and exchanged for the right to receive .445 of a share (the "Exchange Ratio") of the $5.00 par value common stock of CCB (together with associated preferred stock purchase rights, "CCB Common Stock").

           In addition, at the Effective Time, all rights with respect to American Federal Common Stock, pursuant to stock options granted by American Federal under the existing stock plans of American Federal, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to CCB Common Stock on a basis that reflects the Exchange Ratio.

            The   Merger  is  intended  to  constitute  a  tax-free
reorganization under the Internal Revenue Code of 1986, as amended, and be accounted for as a pooling of interests.

           CCB has also agreed, subject to satisfaction of the conditions relating to pooling-of-interests and tax-free reorganization treatments for the Merger, to distribute as soon as reasonably practicable following the Effective Time, one share of a new series of CCB non-voting preferred stock, which shall have no dividend rights (the "CCB Preferred Stock"), for each share of CCB Common Stock issued and outstanding immediately following the
Effective Time. It is contemplated that the shares of CCB Preferred Stock would be redeemed upon receipt by CCB (and for a redemption amount) equal to any cash payment in respect of a final, nonappealable judgment in, or final settlement of, the goodwill litigation instituted by American Federal against the United States after deducting (i) the aggregate expenses incurred by CCB after the Effective Time in prosecuting the goodwill litigation, (ii) any income tax liability incurred by CCB as a result of the payment of the goodwill litigation recovery, and (iii) the expenses incurred by CCB in connection with the creation, issuance, listing, and trading of the CCB Preferred Stock, divided by the number of outstanding shares of such CCB Preferred Stock. CCB has further agreed to solicit appropriate shareholder approval of an increase in the authorized preferred stock of CCB to permit implementation of this provision of the Agreement.

            Consummation of the Merger is subject to various conditions, including: (i) receipt of the approval by the shareholders of American Federal of appropriate matters relating to the Agreement and the Merger required to be approved under applicable law; (ii) receipt of the approval by the shareholders of CCB of the issuance of shares of CCB Common Stock pursuant to the Merger and the increase in the authorized preferred stock of CCB as required to be approved under applicable law; (iii) receipt of all regulatory approvals required in connection with the transactions contemplated by the Agreement without the imposition of any condition or requirement which, in the reasonable opinion of the parties, would so materially adversely affect the business or economic benefits of the Merger that had such condition or requirement been known, such party would not have entered into the Agreement; (iv) receipt of an opinion of KPMG Peat Marwick LLP as to the tax-free nature of certain aspects of the Merger;
(v) receipt by CCB of a letter, dated as of the filing date of the registration statement to be filed with the Securities and Exchange Commission (the "Commission"), in connection with the Merger and as of the Effective Time, from KPMG Peat Marwick LLP to the effect that the transactions contemplated by the Agreement (including, as applicable, the issuance of the CCB Preferred Stock) will qualify for pooling-of-interests accounting treatment; (vi) the representations and warranties of the respective parties shall be true and accurate under the standards set forth in the Agreement;
(vii) the parties shall have performed in all material respects all obligations and complied in all material respects with all covenants required by the Agreement; (viii) the receipt by American Federal of opinions of Wheat First Butcher Singer and Keefe, Bruyette & Woods, Inc. as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of American Federal; (ix) receipt by CCB of an opinion from Merrill Lynch, Inc. as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of CCB; and (x) satisfaction of certain other conditions.

          The Merger may be terminated by the parties under certain circumstances including on the basis of (i) a material breach of any covenant or agreement contained in the Agreement; (ii) an inaccuracy of any representation or warranty of the other party, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in the Agreement; (iii) the inability to satisfy or fulfill the conditions precedent to consummation of the Agreement prior to the closing date; (iv) the failure to obtain the requisite regulatory approvals; (v) the failure to obtain the requisite shareholder approvals; and (vi) the failure to consummate the Merger by December 31, 1997.

      Under the Agreement, each of the parties may terminate the Agreement at any time prior to March 19, 1997 if its Board of Directors determines in its reasonable good faith judgment that, as a result of such party's due diligence investigation of the other party or any of the disclosures in the other party's disclosure memorandum, any of the financial condition, core operating performance, or business of the other party, taken as a whole, are materially adversely different from the terminating party's reasonable expectation with respect thereto based on the information publicly disclosed by such party.

     American Federal also has the right to terminate the Agreement at any time during the ten-day period commencing two days after the "Determination Date," as defined, if either: (A) the "Average Closing Price" of CCB Common Stock is less than $51.50; or (B) both of the following conditions are satisfied (i) the Average Closing Price of CCB Common Stock is less than $53.25 and (ii) (a) the quotient obtained by dividing the Average Closing Price by $68.00 (such number being referred to herein as the "CCB Ratio") shall be less than (b) the quotient obtained by dividing the "Index Price" on the Determination Date by the Index Price on the "Starting Date" and subtracting 0.17 from the quotient. CCB has the right to elect to adjust the Exchange Ratio in accordance with the terms of the Agreement, and thereby eliminate American Federal's right to terminate the Agreement.

     For purposes of the Agreement, the Average Closing Price shall mean the average of the daily closing sales prices of CCB Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by CCB) for the 30 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date. For purposes of the Agreement, the Determination Date shall mean the date on which the approval of the Merger by the Board of Governors of the Federal Reserve System is received by CCB.

      For purposes of the Agreement, the Index Price shall mean the weighted average of the closing prices of the companies composing the index group referred to in the Agreement. For purposes of the Agreement, the Starting Date shall mean February 14, 1997.

      In connection with executing the Agreement, CCB and American Federal entered into a stock option agreement (the "American
Federal Stock Option Agreement"), pursuant to which American Federal granted to CCB an option to purchase up to 2,188,180 shares of American Federal Common Stock, at a purchase price of $25.00 per share, upon certain terms and in accordance with certain conditions.

     The Agreement and the Merger will be submitted for approval at a meeting of the shareholders of American Federal. Similarly, the issuance of shares of CCB Common Stock pursuant to the Merger and an increase in the authorized preferred stock of CCB will be submitted for approval at a meeting of the shareholders of CCB. Prior to either shareholders meeting, CCB will file a registration statement with the Commission registering, under the Securities Act of 1933, as amended, the offering of the shares of CCB Common Stock to be issued in exchange for the outstanding shares of American Federal Common Stock. Such shares of stock of CCB will be offered to the American Federal shareholders pursuant to a prospectus that will also serve as a joint proxy statement for separate meetings of the shareholders of American Federal and CCB.

           For additional information regarding the Agreement and the American Federal Stock Option Agreement, reference is made to the copies of those documents which are incorporated herein by reference and included as Exhibits to this Current Report on Form 8-
K. The foregoing discussion is qualified in its entirety by reference to such documents.


                            SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AMERICAN FEDERAL BANK, FSB
                                        (Registrant)



                              By: /s/ Michael A. Trimble
                                 Michael A. Trimble
                                 Chief Financial Officer and Chief
                                 Operating Officer


Date:  February 24, 1997

                        INDEX TO EXHIBITS


                                                                   Sequential
 Exhibit                                                             Page No.



2.1            Agreement and Plan of Reorganization, dated as of
               February 17, 1997, by and between CCB
               Financial Corporation
               and American Federal Bank, FSB.                             08

2.2 Stock Option Agreement, dated as of February 17, 1997, issued by American Federal Bank, FSB to
               CCB Financial Corporation                                   77

99.1           Text of joint press release, dated February 18, 1997,
               issued by American Federal Bank, FSB and
               CCB Financial Corporation                                   93


Exhibit 2.1


              AGREEMENT AND PLAN OF REORGANIZATION

                         BY AND BETWEEN

                    CCB FINANCIAL CORPORATION


                               AND

                   AMERICAN FEDERAL BANK, FSB

                  Dated as of February 17, 1997



                        TABLE OF CONTENTS
                                                               Page
PARTIES                                                        1
PREAMBLE                                                       1
ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER                   1
  1.1  Merger                                                  1
  1.2  Time and Place of Closing                               2
  1.3  Effective Time                                          2
  1.4  Execution of Stock Option Agreement                     2
ARTICLE 2 - TERMS OF MERGER                                    2
  2.1  Business of Surviving Association                       2
  2.2  Assumption of Rights                                    2
  2.3  Assumption of Liabilities                               3
  2.4  Charter                                                 3
  2.5  Bylaws                                                  3
  2.6  Directors and Officers                                  3
ARTICLE 3 - MANNER OF CONVERTING SHARES                        3
  3.1  Conversion of Shares                                    3
  3.2  Anti-Dilution Provisions                                4
  3.3  Shares Held by American Federal or CCB                  4
  3.4  Fractional Shares                                       4
  3.5  Conversion of Stock Options; Restricted Stock           4
ARTICLE 4 - EXCHANGE OF SHARES                                 6
  4.1  Exchange Procedures                                     6
  4.2  Rights of Former American Federal Shareholders          7
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF AMERICAN FEDERAL 8
  5.1  Organization, Standing, and Power                       8
  5.2  Authority; No Breach By Agreement                       8
  5.3  Capital Stock                                           9
  5.4  American Federal Subsidiaries                          10
  5.5  SEC Filings; Financial Statements                      11
  5.6  Absence of Undisclosed Liabilities                     11
  5.7  Absence of Certain Changes or Events                   11
  5.8  Tax Matters                                            12
  5.9  Allowance for Possible Loan Losses                     13
  5.10 Assets                                                 13
  5.11 Environmental Matters                                  14
  5.12 Compliance with Laws                                   15
  5.13 Labor Relations                                        16
  5.14 Employee Benefit Plans                                 16
  5.15 Material Contracts                                     19
  5.16 Legal Proceedings                                      19
  5.17 Reports                                                20
  5.18 Statements True and Correct                            20
  5.19 Accounting, Tax, and Regulatory Matters                20
  5.20 State Takeover Laws                                    21
  5.21 Charter Provisions                                     21
  5.22 Derivatives Contracts                                  21
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF CCB             21
  6.1  Organization, Standing, and Power                      21
  6.2  Authority; No Breach By Agreement                      22
  6.3  Capital Stock                                          23
  6.4  CCB Subsidiaries                                       23
  6.5  SEC Filings; Financial Statements                      24
  6.6  Absence of Undisclosed Liabilities                     24
  6.7  Absence of Certain Changes or Events                   24
  6.8  Tax Matters                                            25
  6.9  Allowance for Possible Loan Losses                     25
  6.10 Environmental Matters                                  26
  6.11 Compliance With Laws                                   27
  6.12 Employee Benefit Plans                                 28
  6.13 Legal Proceedings                                      29
  6.14 Reports                                                29
  6.15 Statements True and Correct                            30
  6.16 Authority of American Federal Interim                  30
  6.17 Accounting, Tax, and Regulatory Matters                30
  6.18 Rights Agreement                                       31
  6.19 Derivatives Contracts                                  31
ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION          31
  7.1  Affirmative Covenants of American Federal              31
  7.2  Negative Covenants of American Federal                 31
  7.3  Covenants of CCB                                       33
  7.4  Adverse Changes in Condition                           34
  7.5  Reports                                                34
ARTICLE 8 - ADDITIONAL AGREEMENTS                             35
  8.1  Registration Statement; Joint Proxy Statement;
  Shareholder Approval                                        35
  8.2  Exchange Listing                                       35
  8.3  Applications                                           36
  8.4  Filings with the OTS                                   36
  8.5  Agreement as to Efforts to Consummate                  36
  8.6  Investigation and Confidentiality                      36
  8.7  Press Releases                                         37
  8.8  Certain Actions                                        37
  8.9  Accounting and Tax Treatment                           37
  8.10 State Takeover Laws                                    37
  8.11 Charter Provisions                                     38
  8.12 Agreement of Affiliates                                38
  8.13 Employee Benefits and Contracts                        38
  8.14 Indemnification                                        39
  8.15 Distribution of Preferred Stock Interests              40
  8.16 Goodwill Litigation                                    41
  8.17 Assumption of Agreement                                41
ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE 41
  9.1  Conditions to Obligations of Each Party                41
  9.2  Conditions to Obligations of CCB                       43
  9.3  Conditions to Obligations of American Federal          44
ARTICLE 10 - TERMINATION                                      45
  10.1 Termination                                            45
  10.2 Effect of Termination                                  49
  10.3 Non-Survival of Representations and Covenants          49
ARTICLE 11 - MISCELLANEOUS                                    49
  11.1 Definitions                                            49
  11.2 Expenses                                               59
  11.3 Brokers and Finders                                    59
  11.4 Entire Agreement                                       59
  11.5 Amendments                                             59
  11.6 Waivers                                                60
  11.7 Assignment                                             60
  11.8 Notices                                                60
  11.9 Governing Law                                          61
  11.10Counterparts                                           61
  11.11Captions; Articles and Sections                        61
  11.12Interpretations                                        62
  11.13Enforcement of Agreement                               62
  11.14Severability                                           62
SIGNATURES                                                    63

                        LIST OF EXHIBITS


         Exhibit Number          Description

               1.   Form of Affiliate Agreement.  ( 8.12, 9.2(g)).

               2. Form of American Federal Bank, FSB Stock Option Agreement. ( 1.4, 11.1).

               3.   Form of Plan of Merger and Combination.
               ( 1.1, 11.1).




            AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 17, 1997, by and between CCB Financial Corporation ("CCB"), a North Carolina corporation; and American Federal Bank, FSB ("American Federal"), a federal stock savings bank.


                          Preamble

          The respective Boards of Directors of American Federal and CCB are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of American Federal by CCB pursuant to the merger of American Federal Interim Savings Bank, FSB ("American Federal Interim"), a newly formed, first tier subsidiary of CCB, with and into American Federal. At the effective time of such merger, the outstanding shares of the capital stock of American Federal shall be converted into the right to receive shares of the common stock of CCB (except as provided herein). As a result, shareholders of American Federal shall become shareholders of CCB and American Federal shall continue to conduct its business and operations as a wholly-owned subsidiary of CCB. The transactions described in this Agreement are subject to the approvals of the shareholders of American Federal, the shareholders of CCB, the Board of Governors of the Federal Reserve System, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income Tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

          Following the execution and delivery of this Agreement, as a condition and inducement to CCB's willingness to enter into this Agreement, American Federal and CCB will enter into a stock option agreement pursuant to which American Federal will grant to CCB an option to purchase shares of American Federal Common Stock.

          Certain terms used in this Agreement are defined in
Section 11.1 of this Agreement.

          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:


                          ARTICLE 1
              TRANSACTIONS AND TERMS OF MERGER

          1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, American Federal Interim shall be merged with and into American Federal in accordance with the provisions of Title 12, United States Code, Section 1467a(t) (the "Merger"). American Federal shall be the Surviving Association resulting from the Merger and shall become a wholly-owned Subsidiary of CCB and shall continue to be governed by the Laws of the United States. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of American Federal and CCB, and the terms of the Plan of Merger to be entered into by American Federal and American Federal Interim, upon the organization of American Federal Interim.

          1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M. Eastern Time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

          1.3  Effective Time. The Merger and other
transactions contemplated by this Agreement shall become effective on the date and at the time of endorsement of the Articles of Combination reflecting the Merger by the OTS or on such other date and at such other time as the OTS declares the Merger effective (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the last day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and
(ii) the date on which the shareholders of American Federal and CCB approve this Agreement to the extent such approval is required by applicable Law.

          1.4  Execution of Stock Option Agreement.
Immediately following the execution and delivery of this Agreement by the Parties and as a condition and inducement to CCB's entering into this Agreement, American Federal shall execute and deliver to CCB the American Federal Stock Option Agreement.


                          ARTICLE 2
                       TERMS OF MERGER

          2.1 Business of Surviving Association. The business of the Surviving Association from and after the Effective Time shall continue to be that of a federal stock savings bank organized under the Laws of the United States. The business shall be conducted from its main office in Greenville, South Carolina and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time.

          2.2 Assumption of Rights. At the Effective Time, the separate existence and corporate organization of American Federal Interim shall be merged into and continued in the Surviving Association. All rights, franchises, and interests of both American Federal and American Federal Interim in and to every type of property (real, personal, and mixed), and all chooses in action of both American Federal and American Federal Interim shall be transferred to and vested in the Surviving Association without any deed or other transfer. The Surviving Association, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either American Federal or American Federal Interim at the Effective Time.

          2.3 Assumption of Liabilities. All Liabilities and obligations of both American Federal and American Federal Interim of every kind and description (including without limitation the liquidation account established by American Federal in connection with its conversion to the stock form of organization, as in existence at the Effective Time) shall be assumed by the Surviving Association, and the Surviving Association shall be bound thereby in the same manner and to the same extent that American Federal and American Federal Interim were so bound at the Effective Time.

          2.4 Charter. The Charter of American Federal in effect immediately prior to the Effective Time shall be the Charter of the Surviving Association until duly amended or repealed.

          2.5 Bylaws. The Bylaws of American Federal in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Association until duly amended or repealed.

          2.6 Directors and Officers. The directors of American Federal in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Association from and after the Effective Time in accordance with the Bylaws of the Surviving Association. The officers of American Federal in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Association from and after the Effective Time in accordance with the Bylaws of the Surviving Association.


                          ARTICLE 3
                 MANNER OF CONVERTING SHARES

          3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of CCB, American Federal, American Federal Interim, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

             (a)  Each share of CCB Capital Stock and
   attached CCB Right issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b)  Each share of American Federal Interim
   Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of American Federal Common Stock.

             (c) Each share of American Federal Common Stock (excluding shares held by any American Federal Company or any CCB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .445 of a share of CCB Common Stock (as adjusted pursuant to Section 3.2 and Section 10.1(j), the "Exchange Ratio"). Pursuant to the CCB Rights Agreement, each share of CCB Common Stock issued in connection with the Merger upon conversion of American Federal Common Stock shall be accompanied by a non-detachable CCB Right.

          3.2 Anti-Dilution Provisions. In the event CCB changes the number of shares of CCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

          3.3 Shares Held by American Federal or CCB. Each of the shares of American Federal Common Stock held by any American Federal Company or by any CCB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of American Federal Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CCB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CCB Common Stock multiplied by the market value of one share of CCB Common Stock at the Effective Time. The market value of one share of CCB Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by CCB) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          3.5  Conversion of Stock Options; Restricted Stock.

               (a)  At the Effective Time, each option or
other Equity Right to purchase shares of American Federal Common Stock pursuant to stock options or stock appreciation rights ("American Federal Options") granted by American Federal under the American Federal Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to CCB Common Stock, and CCB shall assume each American Federal Option, in accordance with the terms of the American Federal Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time,
(i) CCB and its Compensation Committee shall be substituted for American Federal and the Committee of American Federal's Board of Directors (including, if applicable, the entire Board of Directors of American Federal) administering such American Federal Stock Plan, (ii) each American Federal Option assumed by CCB may be exercised solely for shares of CCB Common Stock (or cash, if so provided under the terms of such American Federal Option), (iii) the number of shares of CCB Common Stock subject to such American Federal Option shall be equal to the number of shares of American Federal Common Stock subject to such American Federal Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iv) the per share exercise price under each such American Federal Option shall be adjusted by dividing the per share exercise price under each such American Federal Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, CCB shall not be obligated to issue any fraction of a share of CCB Common Stock upon exercise of American Federal Options and any fraction of a share of CCB Common Stock that otherwise would be subject to a converted American Federal Option shall represent the right to receive a cash payment upon exercise of such converted American Federal Option equal to the product of such fraction and the difference between the market value of one share of CCB Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of CCB Common Stock at the time of exercise of an Option shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by CCB) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this
Section 3.5, each American Federal Option which is an "incentive stock option" shall be adjusted as required by
Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of American Federal and CCB agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5, including using its reasonable efforts to obtain from each holder of a American Federal Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.5. Anything in this Agreement to the contrary notwithstanding, CCB shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 3.5 to a former holder of a American Federal Option who has not delivered such Consent or Contract.

               (b) As soon as practicable after the Effective Time, CCB shall deliver to the participants in each American Federal Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such American Federal Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and CCB shall comply with the terms of each American Federal Stock Plan to ensure, to the extent required by, and subject to the provisions of, such American Federal Stock Plan, that American Federal Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, CCB shall take all corporate action necessary to reserve for issuance sufficient shares of CCB Common Stock for delivery upon exercise of American Federal Options assumed by it in accordance with this Section 3.5. As soon as practicable after the Effective Time, CCB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of CCB Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, CCB shall administer the American Federal Stock Plan assumed pursuant to this
Section 3.5 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the American Federal Stock Plan complied with such rule prior to the Effective Time.

               (c)  All contractual restrictions or
limitations on transfer with respect to American Federal Common Stock awarded under the American Federal Stock Plans or any other plan, program, Contract, or arrangement of any American Federal Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such American Federal Stock Plan or other plan, program, Contract, or arrangement, shall remain in full force and effect with respect to shares of CCB Common Stock into which such restricted stock is converted pursuant to Section 3.1.


                          ARTICLE 4
                     EXCHANGE OF SHARES

          4.1  Exchange Procedures. Promptly after the
Effective Time, CCB and American Federal shall cause the exchange agent selected by CCB (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of American Federal Common Stock (excluding shares held by any American Federal Company or CCB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of American Federal Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of American Federal Common Stock represented by Certificates that are not registered in the transfer records of American Federal, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer Taxes have been paid. If any Certificate shall have been lost, stolen, mislaid, or destroyed, upon receipt of
(i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen, or destroyed,
(ii) such bond, security, or indemnity as CCB and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid, or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of American Federal Common Stock (other than shares to be canceled pursuant to Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.4, each holder of shares of American Federal Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of CCB Common Stock to which such holder may be otherwise entitled (without interest). CCB shall not be obligated to deliver the consideration to which any former holder of American Federal Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither CCB, the Surviving Association, nor the Exchange Agent shall be liable to a holder of American Federal Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Adoption of this Agreement by the shareholders of American Federal shall constitute ratification of the appointment of the Exchange Agent.

          4.2 Rights of Former American Federal Shareholders. The stock transfer books of American Federal shall be closed as to holders of American Federal Common Stock immediately prior to the Effective Time and no transfer of American Federal Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of American Federal Common Stock (other than shares to be canceled pursuant to Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 in exchange therefor, subject, however, to the Surviving Association's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by American Federal in respect of such shares of American Federal Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of American Federal shall be entitled to vote after the Effective Time at any meeting of CCB shareholders the number of whole shares of CCB Common Stock into which their respective shares of American Federal Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing CCB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CCB on the CCB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of CCB Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of CCB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in
Section 4.1. However, upon surrender of such Certificate, both the CCB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

                          ARTICLE 5
     REPRESENTATIONS AND WARRANTIES OF AMERICAN FEDERAL

          Except as disclosed in the American Federal
Disclosure Memorandum, American Federal hereby represents and warrants to CCB as follows:

          5.1 Organization, Standing, and Power. American Federal is a federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. American Federal is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal. The minute book and other organizational documents for American Federal will be made available to CCB for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (and its committees) and shareholders thereof. American Federal is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

          5.2  Authority; No Breach By Agreement.

               (a) American Federal has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement, the American Federal Stock Option Agreement, and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement, the American Federal Stock Option Agreement, and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of American Federal, subject, in the case of this Agreement and the Plan of Merger, to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of American Federal Common Stock, which is the only shareholder vote required for approval of this Agreement and Plan of Merger and consummation of the Merger by American Federal. Subject to such requisite shareholder approval, this Agreement represents, and, when executed and delivered, the Plan of Merger will represent, legal, valid, and binding obligations of American Federal, enforceable against American Federal in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement, the American Federal Stock Option Agreement, and the Plan of Merger by American Federal, nor the consummation by American Federal of the transactions contemplated hereby or thereby, nor compliance by American Federal with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of American Federal's Charter or Bylaws or the certificate or articles of incorporation or bylaws of any American Federal Subsidiary or any resolution adopted by the board of directors or the shareholders of any American Federal Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any American Federal Company under, any Contract or Permit of any American Federal Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any American Federal Company or any of their respective material Assets, provided that this clause (iii) shall not be deemed to apply to the American Federal Stock Option Agreement.

               (c)  Other than in connection or compliance
with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by American Federal of the Merger and the other transactions contemplated in this Agreement or the Plan of Merger.

          5.3  Capital Stock.

               (a)  The authorized American Federal Capital
Stock consists of (i) 50,000,000 30,000,000 shares of American Federal Common Stock, of which 10,995,885 shares were issued and outstanding as of February 12, 1997, and not more than 11,452,335 shares will be issued and outstanding at the Effective Time, and (ii) 10,000,000 shares of American Federal Preferred Stock, of which no shares are issued and outstanding and of which none shall be issued and outstanding as of the Effective Time. All of the issued and outstanding shares of American Federal Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of American Federal Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of American Federal. American Federal has reserved 544,900 shares of American Federal Common Stock for issuance under the American Federal Stock Plans, pursuant to which options to purchase not more than 456,450 shares of American Federal Common Stock are outstanding.

               (b) Except as set forth in Section 5.3(a), or as provided in the American Federal Stock Option Agreement, there are no shares of capital stock or other equity securities of American Federal outstanding and no outstanding Equity Rights relating to the American Federal Capital Stock.

          5.4 American Federal Subsidiaries. The American Federal Disclosure Memorandum will disclose all of the American Federal Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the American Federal Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). American Federal or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each American Federal Subsidiary. No capital stock (or other equity interest) of any American Federal Subsidiary is or may become required to be issued (other than to another American Federal Company) by reason of any Equity Rights, and there are no Contracts by which any American Federal Subsidiary is bound to issue (other than to another American Federal Company) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any American Federal Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any American Federal Subsidiary (other than to another American Federal Company). There are no Contracts relating to the rights of any American Federal Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any American Federal Subsidiary. All of the shares of capital stock (or other equity interests) of each American Federal Subsidiary held by a American Federal Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the American Federal Company free and clear of any Lien. Each American Federal Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each American Federal Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal. The minute book and other organizational documents for each American Federal Subsidiary will be made available to CCB for its review.

          5.5  SEC Filings; Financial Statements.

               (a) American Federal has timely filed and made available to CCB all SEC Documents required to be filed by American Federal since December 31, 1993 (the "American Federal SEC Reports"). The American Federal SEC Reports
(i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such American Federal SEC Reports or necessary in order to make the statements in such American Federal SEC Reports, in light of the circumstances under which they were made, not misleading. No American Federal Subsidiaries are registered as a broker, dealer, or investment advisor, and no American Federal Subsidiary is required to file any SEC Documents.

               (b)  Each of the American Federal Financial
Statements (including, in each case, any related notes) contained in the American Federal SEC Reports, including any American Federal SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the OTS with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of American Federal and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or, to the Knowledge of American Federal, are not expected to be material in amount or effect.

          5.6 Absence of Undisclosed Liabilities. No American Federal Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, except Liabilities which are accrued or reserved against in the consolidated balance sheet of American Federal as of September 30, 1996, included in the American Federal Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No American Federal Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal or (ii) in connection with the transactions contemplated by this Agreement.

          5.7 Absence of Certain Changes or Events. Since September 30, 1996, except as disclosed in the American Federal Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, and (ii) the American Federal Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of American Federal provided in Article 7.

          5.8  Tax Matters.

               (a) All Tax Returns required to be filed by or on behalf of any of the American Federal Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects to the Knowledge of American Federal. All material Taxes due have been paid except those contested in good faith and for which reserves have been made and are reflected in the American Federal Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on American Federal, except as reserved against in the American Federal Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) None of the American Federal Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c)  The provision for any Taxes due or to
become due for any of the American Federal Companies for the period or periods through and including the date of the respective American Federal Financial Statements that has been made and is reflected on such American Federal Financial Statements is sufficient to cover all such Taxes.

               (d)  Deferred Taxes of the American Federal
Companies have been provided for in accordance with GAAP.

               (e) None of the American Federal Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was American Federal) has any Liability for Taxes of any Person (other than American Federal and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

               (f) Each of the American Federal Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

               (g) None of the American Federal Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code.

               (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the
American Federal Companies that occurred during or after any taxable period in which the American Federal Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 1995.

               (i) No American Federal Company has or has had in any foreign country a permanent establishment, as defined in any applicable Tax treaty or convention between the United
States and such foreign country.

          5.9 Allowance for Possible Loan Losses. In the opinion of management of American Federal, the allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheet of American Federal included in the most recent American Federal Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of American Federal included in the American Federal Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the American Federal Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the American Federal Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on American Federal.

          5.10 Assets.

               (a) Except as disclosed or reserved against in the American Federal Financial Statements, the American Federal Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets material to the operation of their businesses. All tangible properties used in the businesses of the American Federal Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with American Federal's past practices.

               (b) All Assets which are material to American Federal's business on a consolidated basis, held under leases or subleases by any of the American Federal Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

          5.11 Environmental Matters.

               (a) To the Knowledge of American Federal, each American Federal Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws and are not subject to Liabilities under Environmental Laws, except for violations and Liabilities which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

               (b) There is no Litigation pending or, to the Knowledge of American Federal, threatened before any court, governmental agency, or authority or other forum in which any American Federal Company or any of its Operating Properties or Participation Facilities (or American Federal in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any American Federal Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

               (c)  During the period of (i) any American
Federal Company's ownership or operation of any of their respective current properties, (ii) any American Federal Company's participation in the management of any Participation Facility, or (iii) any American Federal Company's holding of a security interest in an Operating Property, (1) there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, (2) no Hazardous Materials have been generated, treated, stored, or disposed of at, or transported to or from, any Operating Property or Participation Facility of any American Federal Company at any time, except in compliance with the Environmental Laws, (3) no friable asbestos containing material is or has been in use, or is or has been stored or disposed of on or upon any Operating Property or Participation Facility of any American Federal Company, (4) no polychlorinated biphenyls ("PCBs") are or have been located on or in any Operating Property or Participation Facility of any American Federal Company in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with the Environmental Laws, and (5) no underground storage tanks are or have been located on any Operating Property or Participation Facility of any American Federal Company and subsequently removed or filled except in compliance with all Environmental Laws, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal. Prior to the period of (i) any American Federal Company's ownership or operation of any of their respective current properties, (ii) any American Federal Company's participation in the management of any Participation Facility, or (iii) any American Federal Company's holding of a security interest in an Operating Property, to the Knowledge of American Federal, (1) there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, (2) no Hazardous Materials were generated, treated, stored, or disposed of at, or transported to or from, any Operating Property or Participation Facility of any American Federal Company at any time, except in compliance with the Environmental Laws, (3) no friable asbestos containing material were used, stored, or disposed of on or upon any Operating Property or Participation Facility of any American Federal Company, (4) no PCBs were located on or in any Operating Property or Participation Facility of any American Federal Company in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with the Environmental Laws, and (5) no underground storage tanks were located on any Operating Property or Participation Facility of any American Federal Company and subsequently removed or filled except in compliance with all Environmental Laws, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

          5.12 Compliance with Laws. Each American Federal Company is in compliance in all material respects with all applicable Laws and has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal. None of the American Federal Companies:

             (a) is in Default under any of the provisions of its certificate or articles of incorporation or bylaws
   (or other governing instruments);

             (b) is in Default under any Orders applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal; or

             (c)  since January 1, 1994, has received any
   notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any American Federal Company is not in compliance with any of the Laws, Permits, or Orders which such governmental authority or Regulatory Authority enforces or grants, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, or (iii) requiring any American Federal Company to enter into or consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          5.13 Labor Relations. No American Federal Company is the subject of any Litigation asserting that it or any other American Federal Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other American Federal Company to bargain with any labor organization as to wages or conditions of employment, nor is any American Federal Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any American Federal Company, pending or threatened, or to the Knowledge of American Federal, is there any activity involving any American Federal Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          5.14 Employee Benefit Plans.

               (a)  American Federal will disclose in the
American Federal Disclosure Memorandum, and will make available to CCB copies in each case of, all pension, retirement, profit-sharing, supplemental retirement, deferred compensation, stock appreciation right, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written or unwritten employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in
Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any American Federal Company or ERISA Affiliate thereof for the benefit of current or former officers or employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "American Federal Benefit Plans"), including (i) all amendments thereto adopted and effective since the most recent restatement thereof, (ii) with respect to any such American Federal Benefit Plans or amendments, the most recent determination letter, if any, issued by the Internal Revenue Service, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any American Federal Benefits Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions (and any material modifications thereto). Any of the American Federal Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "American Federal ERISA Plan." Each American Federal ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a "American Federal Pension Plan." No American Federal Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (b) All American Federal Benefit Plans and any related trust, to the extent applicable, are in compliance with the applicable terms of ERISA, the Internal Revenue Code, any other applicable Laws, and the written terms of such American Federal Benefit Plans, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal. No American Federal Company has received notice from any governmental authority, including the Internal Revenue Service, questioning or challenging such compliance. Each American Federal ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and American Federal is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of American Federal, no American Federal Company has engaged in a transaction with respect to any American Federal Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any American Federal Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

               (c) No American Federal Pension Plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuations. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any American Federal Pension Plan, (ii) no change in the actuarial assumptions with respect to any American Federal Pension Plan, and (iii) no increase in benefits under any American Federal Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal or materially adversely affect the funding status of any such plan. Neither any American Federal Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any American Federal Company, or the single-employer plan of any entity which is considered one employer with American Federal under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on American Federal. No American Federal Company has provided, or is required to provide, security to a American Federal Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

               (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any American Federal Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on American Federal. No American Federal Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on American Federal. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any American Federal Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

               (e)  No American Federal Company has any
Liability for retiree health and life benefits under any of the American Federal Benefit Plans and there are no restrictions on the rights of such American Federal Company to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on American Federal.

               (f)  Except as disclosed in American Federal
SEC Reports, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any American Federal Company from any American Federal Company under any American Federal Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any American Federal Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

               (g)  The actuarial present values of all
accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any American Federal Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the American Federal Financial Statements to the extent required by and in accordance with GAAP.

               (h) There are no unresolved claims or disputes under the terms of, or in connection with, the American Federal Benefit Plans other than claims for benefits which are payable in the ordinary course of business, and no action, proceeding, prosecution, inequity, hearing, or investigation has been commenced with respect to any American Federal Benefit Plan.

               (i)  All American Federal Benefit Plan
documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the American Federal Benefit Plans are correct and complete in all material respects, and there have been no changes in the information set forth therein.

               (j)  All Liabilities of American Federal or any
American Federal Subsidiary arising out of or related to American Federal Benefit Plans are reflected in the American
Federal Financial Statements in accordance with GAAP.

               (k)  All required reports and descriptions
(including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such American Federal Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Internal Revenue Code Section 4980B have been met with respect to each such American Federal Benefit Plan which is an Employee Welfare Benefit Plan and which is subject to such requirements.

               (l) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such American Federal
Benefit Plan which is a American Federal ERISA Plan.

          5.15 Material Contracts. Except as disclosed in American Federal SEC Reports, none of the American Federal Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $150,000, (ii) any Contract relating to the borrowing of money by any American Federal Company or the guarantee by any American Federal Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any American Federal Company from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by American Federal with the OTS as of the date of this Agreement that has not been filed as an exhibit to American Federal's Form 10-K filed for the fiscal year ended December 31, 1995 (together with all Contracts referred to in Sections 5.10 and 5.14(a), the "American Federal Contracts"). With respect to each American Federal Contract:
(i) the Contract is in full force and effect; (ii) no American Federal Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal;
(iii) no American Federal Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of American Federal, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, or has repudiated or waived any material provision thereunder. All of the indebtedness of any American Federal Company for money borrowed is prepayable at any time by such American Federal Company without penalty or premium.

          5.16 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of American Federal, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any American Federal Company, any American Federal Benefit Plan (or related trust) or against any director, officer, employee, or agent (in his or her capacity as an agent of a American Federal Company) of any American Federal Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any American Federal Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal. The American Federal Disclosure Memorandum will contain a summary of all Litigation and Orders as of the date of this Agreement to which any American Federal Company, a American Federal Benefit Plan (or related trust, or any director, officer, employee, or agent (in his or her capacity as an agent of a American Federal Company) is a party or is subject and which names a American Federal Company, a American Federal Benefit Plan (or related trust, or any director, officer, employee, or agent (in his or her capacity as an agent of a American Federal Company) as a defendant or cross-defendant or for which any American Federal Company has any potential Liability.

          5.17 Reports. Since January 1, 1994, or the date of organization if later, each American Federal Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.18 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any American Federal Company or any Affiliate thereof to CCB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any American Federal Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by CCB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any American Federal Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any American Federal Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of American Federal and CCB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any American Federal Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          5.19 Accounting, Tax, and Regulatory Matters. No American Federal Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or
(ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          5.20 State Takeover Laws. Each American Federal Company has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws").

          5.21 Charter Provisions. Each American Federal Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the certificate or articles of incorporation, bylaws, or other governing instruments of any American Federal Company or restrict or impair the ability of CCB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any American Federal Company that may be directly or indirectly acquired or controlled by them.

          5.22 Derivatives Contracts. Neither American Federal nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract").


                          ARTICLE 6
            REPRESENTATIONS AND WARRANTIES OF CCB

          Except as disclosed in the CCB Disclosure
Memorandum, CCB hereby represents and warrants to American
Federal as follows:

          6.1 Organization, Standing, and Power. CCB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. CCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

          6.2  Authority; No Breach By Agreement.

               (a) CCB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CCB, subject to the approval of the (i) issuance of the shares of CCB Common Stock and the attached CCB Rights pursuant to the Merger and (ii) the increase in the authorized CCB Preferred Stock as contemplated by Section 8.15 by a majority of the votes (cast in the case of proposal (i) and entitled to vote in the case of proposal
(ii)) at the CCB Shareholders' Meeting (assuming for such purpose that the votes cast in respect of such proposal represent a majority of the outstanding CCB Common Stock), which is the only shareholder vote required for approval of such proposals by CCB. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of CCB, enforceable against CCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by CCB, nor the consummation by CCB of the transactions contemplated hereby, nor compliance by CCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CCB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CCB Company under, any Contract or Permit of any CCB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CCB Company or any of their respective material Assets.

               (c)  Other than in connection or compliance
with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CCB of the Merger and the other transactions contemplated in this Agreement.

          6.3  Capital Stock.

               (a) The authorized CCB Capital Stock consists of (i) 50,000,000 shares of CCB Common Stock, of which 15,762,851 shares were issued and outstanding as of January 31, 1997, and (ii) 5,000,000 shares of CCB Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of CCB Capital Stock are, and all of the shares of CCB Common Stock to be issued in exchange for shares of American Federal Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the NCBCA. None of the outstanding shares of CCB Capital Stock has been, and none of the shares of CCB Common Stock to be issued in exchange for shares of American Federal Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of CCB. CCB has reserved 769,054 shares of CCB Common Stock for issuance under the CCB Stock Plans, pursuant to which options to purchase not more than 291,792 shares of CCB Common Stock are outstanding.

               (b) Except as set forth in Section 6.3(a), or as provided in the CCB Stock Option Agreement or pursuant to the CCB Dividend Reinvestment and Stock Purchase Plan or the CCB Rights Agreement, there are no shares of capital stock or other equity securities of CCB outstanding and no outstanding Equity Rights relating to the CCB Capital Stock.

          6.4  CCB Subsidiaries. CCB or one of its
Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each CCB Subsidiary. No capital stock (or other equity interest) of any CCB Subsidiary is or may become required to be issued (other than to another CCB Company) by reason of any Equity Rights, and there are no Contracts by which any CCB Subsidiary is bound to issue (other than to another CCB Company) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any CCB Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any CCB Subsidiary (other than to another CCB Company). There are no Contracts relating to the rights of any CCB Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any CCB Subsidiary. All of the shares of capital stock (or other equity interests) of each CCB Subsidiary held by a CCB Company are fully paid and (except pursuant to N.C. Gen. Stat. 53-42 and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the CCB Company free and clear of any Lien. Each CCB Subsidiary is either a bank, an interim federal savings bank (in the case of American Federal Interim Bank upon its formation) or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each CCB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB. Each CCB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

          6.5  SEC Filings; Financial Statements.

               (a) CCB has timely filed and made available to American Federal all SEC Documents required to be filed by CCB since December 31, 1993 (the "CCB SEC Reports"). The CCB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CCB SEC Reports or necessary in order to make the statements in such CCB SEC Reports, in light of the circumstances under which they were made, not misleading. Except for CCB Subsidiaries that are registered as a broker, dealer, or investment advisor, no CCB Subsidiary is required to file any SEC Documents.

               (b)  Each of the CCB Financial Statements
(including, in each case, any related notes) contained in the CCB SEC Reports, including any CCB SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the
SEC), and fairly presented in all material respects the consolidated financial position of CCB and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or, the Knowledge of CCB, are not expected to be material in amount or effect.

          6.6 Absence of Undisclosed Liabilities. No CCB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, except Liabilities which are accrued or reserved against in the consolidated balance sheet of CCB as of September 30, 1996, included in the CCB Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No CCB Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB or (ii) in connection with the transactions contemplated by this Agreement.

          6.7 Absence of Certain Changes or Events. Since September 30, 1996, except as disclosed in the CCB Financial Statements delivered prior to the date of this Agreement,
(i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, and (ii) the CCB Companies have not taken any action (other than in connection with the acquisition of Salem Trust Company), or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CCB provided in Article 7.

          6.8  Tax Matters.

               (a) All Tax Returns required to be filed by or on behalf of any of the CCB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects to the Knowledge of CCB. All material Taxes due have been paid except those contested in good faith and for which reserves have been made and reflected in the CCB Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on CCB, except as reserved against in the CCB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) None of the CCB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c)  The provision for any Taxes due or to
become due for any of the CCB Companies for the period or periods through and including the date of the respective CCB Financial Statements that has been made and is reflected on such CCB Financial Statements is sufficient to cover all such Taxes.

               (d) Deferred Taxes of the CCB Companies have been provided for in accordance with GAAP.

               (e)  None of the CCB Companies has been a
member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CCB) has any Liability for Taxes of any Person (other than CCB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor or by Contract or otherwise.

          6.9 Allowance for Possible Loan Losses. In the opinion of management of CCB, the Allowance shown on the consolidated balance sheet of CCB included in the most recent CCB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CCB included in the CCB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CCB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the CCB Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on CCB.

          6.10 Environmental Matters.

               (a) To the Knowledge of CCB, each CCB Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws and are not subject to Liabilities under Environmental Laws, except for violations and Liabilities which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

               (b) There is no Litigation pending or, to the Knowledge of CCB, threatened before any court, governmental agency, or authority or other forum in which any CCB Company or any of its Operating Properties or Participation Facilities (or CCB in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any CCB Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

               (c) During the period of (i) any CCB Company's ownership or operation of any of their respective current properties, (ii) any CCB Company's participation in the management of any Participation Facility, or (iii) any CCB Company's holding of a security interest in an Operating Property, there (1) have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, (2) no Hazardous Materials have been generated, treated, stored, or disposed of at, or transported to or from, any Operating Property or Participation Facility of any CCB Company at any time, except in compliance with the Environmental Laws, (3) no friable asbestos containing material is or has been in use, or is or has been stored, or disposed of on or upon any Operating Property or Participation Facility of any CCB Company, (4) no PCBs are or have been located on or in any Operating Property or Participation Facility of any CCB Company in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with the Environmental Laws, and (5) no underground storage tanks are or have been located on any Operating Property or Participation Facility of any CCB Company or were located on any Operating Property or Participation Facility of any CCB Company and subsequently removed or filled except in compliance with all Environmental Laws, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB. Prior to the period of (i) any CCB Company's ownership or operation of any of their respective current properties,
(ii) any CCB Company's participation in the management of any Participation Facility, or (iii) any CCB Company's holding of a security interest in a Operating Property, to the Knowledge of CCB, (1) there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, (2) no Hazardous Materials were generated, treated, stored, or disposed of at, or transported to or from, any Operating Property or Participation Facility of any CCB Company at any time, except in compliance with the Environmental Laws, (3) no friable asbestos containing material were used, stored, or disposed of on or upon any Operating Property or Participation Facility of any CCB Company, (4) no PCBs were located on or in any Operating Property or Participation Facility of any CCB Company in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with the Environmental Laws, and (5) no underground storage tanks were located on any Operating Property or Participation Facility of any CCB Company and subsequently removed or filled except in compliance with all Environmental Laws, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

          6.11 Compliance with Laws. CCB is duly registered as a bank holding company under the BHC Act. Each CCB Company is in compliance in all material respects with all applicable Laws and has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB. None of the CCB Companies:

             (a)  is in Default under its certificate or
   articles of incorporation or bylaws (or other governing instruments); or

             (b) is in Default under any Orders applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB; or

             (c)  since January 1, 1994, has received any
   notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CCB Company is not in compliance with any of the Laws, Permits, or Orders which such governmental authority or Regulatory Authority enforces or grants, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB,
   (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, or
   (iii) requiring any CCB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          6.12 Employee Benefit Plans.

               (a)  CCB will deliver or make available to
American Federal copies in each case of all pension, retirement, profit-sharing, supplemental retirement, deferred compensation, stock appreciation right, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written or unwritten employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in
Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CCB Company or ERISA Affiliate thereof for the benefit of current or former officers or employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "CCB Benefit Plans"), including (i) all amendments thereto adopted and effective since the most recent restatement thereof, (ii) the most recent summary plan descriptions (and any material modifications thereto). Any of the CCB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CCB ERISA Plan." Each CCB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "CCB Pension Plan." No CCB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (b)  All CCB Benefit Plans and any related
trust, to the extent applicable, are in compliance with the applicable terms of ERISA, the Internal Revenue Code, any other applicable Laws, and the written terms of such CCB Benefit Plans, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB. No CCB Company has received notice from any governmental authority, including the Internal Revenue Service, questioning or challenging such compliance. Each CCB ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and CCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of CCB, no CCB Company has engaged in a transaction with respect to any CCB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CCB Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

               (c)  No CCB Pension Plan has any "unfunded
current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a CCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any CCB Pension Plan, and (iii) no increase in benefits under any CCB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB or materially adversely affect the funding status of any such plan. Neither any CCB Pension Plan nor any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any CCB Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on CCB. No CCB Company has provided, or is required to provide, security to a CCB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

               (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any CCB Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on CCB. No CCB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on CCB. No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CCB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          6.13 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of CCB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CCB Company, any CCB Benefit Plan (or related trust) or against any director, officer, employee, or agent (in his or her capacity as an agent of a CCB Company) of any CCB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CCB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

          6.14 Reports. Since January 1, 1994, or the date of organization if later, each CCB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.
As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          6.15 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any CCB Company or any Affiliate thereof to American Federal pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CCB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by CCB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CCB Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any CCB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of American Federal and CCB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any CCB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          6.16 Authority of American Federal Interim.
American Federal Interim is, or prior to the Effective Time will be, an interim federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States as a wholly-owned, first tier Subsidiary of CCB. American Federal Interim has, or will have, the corporate power and authority necessary to execute, deliver, and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Plan of Merger and the consummation of the transactions contemplated therein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of American Federal Interim. When executed and delivered, the Plan of Merger will represent a legal, valid, and binding obligation of American Federal Interim, enforceable against American Federal Interim in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          6.17 Accounting, Tax, and Regulatory Matters. No CCB Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          6.18 Rights Agreement. Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement, will not result in the grant of any CCB Rights to any Person under the CCB Rights Agreement (other than as contemplated by Section 3.1) or require the CCB Rights to be exercised, distributed, or triggered. No "Stock Acquisition Date" or "Flip-In Date" (as such terms are defined in the CCB Rights Agreement) has occurred.

          6.19 Derivatives Contracts. Neither CCB nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract.


                          ARTICLE 7
          CONDUCT OF BUSINESS PENDING CONSUMMATION

          7.1 Affirmative Covenants of American Federal. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCB shall have been obtained, and except as otherwise expressly contemplated herein, American Federal shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, including with respect to loan underwriting and loan and deposit pricing, (b) preserve intact its business organization and Assets, use its reasonable efforts to retain the services of its offices and key employees, and maintain its rights and franchises, (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, and (d) consult with CCB prior to (i) approving a new loan (which shall not include extensions or renewals of loans outstanding or committed to as of the date of this Agreement) in excess of 25% of American Federal's legal lending limit, or
(ii) purchasing (or otherwise acquiring), or selling (or otherwise disposing of) any Asset with a cost or book value in excess of $250,000.

          7.2 Negative Covenants of American Federal. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCB shall have been obtained, and except as otherwise expressly contemplated herein or in the Supplemental Letter, American Federal covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

             (a)  amend the certificate or articles of
   incorporation, bylaws, or other governing instruments of any American Federal Company, or

             (b)  incur any additional debt obligation or
   other obligation for borrowed money (other than indebtedness of a American Federal Company to another
   American Federal Company) in excess of an aggregate of $250,000 (for the American Federal Companies on a consolidated basis) except in its ordinary course of the business consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities); or

             (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under American Federal Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any American Federal Company, or declare or pay any dividend or make any other distribution in respect of American Federal Capital Stock, provided that American Federal may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of American Federal Common Stock at a rate not in excess of $.12 per share with usual and regular record and payment dates in accordance with past practice and such dates may not be changed without the prior written consent of CCB, provided that any dividend declared or payable on the shares of American Federal Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by CCB and American Federal, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of CCB Common Stock is before the Effective Time; or

             (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof under the American Federal Stock Plans and pursuant to the terms thereof in existence on the date hereof, or pursuant to the American Federal Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any shares of American Federal Capital Stock or any other capital stock of any American Federal Company, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

             (e) adjust, split, combine, or reclassify any capital stock of any American Federal Company or issue or authorize the issuance of any Equity Rights or other securities in respect of or in substitution for shares of American Federal Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any American Federal Subsidiary (unless any such shares of stock are sold or otherwise transferred to another American Federal Company); or

             (f)  except for purchases of U.S. Treasury
   securities or U.S. Government agency securities, which in either case have maturities of five years or less, purchase, agree to purchase or otherwise incur an obligation to purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned American Federal Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or
   (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

             (g)  grant any increase in compensation or
   benefits to the employees or officers of any American Federal Company, except in accordance with past practice or as required by Law; pay any retirement or pension allowance not required by a American Federal Benefit Plan; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; and enter into or amend any severance agreements with officers of any American Federal Company; grant any increase in fees or other increases in compensation or other benefits to directors of any American Federal Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

             (h) enter into or amend any employment Contract between any American Federal Company and any Person (unless such amendment is required by Law) that the American Federal Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

             (i) adopt any new employee benefit plan of any American Federal Company or terminate or withdraw from, or amend, any American Federal Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the Tax qualified status of any such plan, or make any distributions from any American Federal Benefit Plan, except as required by Law, the terms of such American Federal Benefit Plan or consistent with past practice; or

             (j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

             (k)  commence any Litigation other than in
   accordance with past practice, settle any Litigation involving any Liability of any American Federal Company for material money damages or restrictions upon the operations of any American Federal Company; or

             (l) except in the ordinary course of business, enter into, modify, amend, or terminate any material
   Contract or waive, release, compromise, or assign any material rights or claims.

          7.3  Covenants of CCB. From the date of this
Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of American Federal shall have been obtained, and except as otherwise expressly contemplated herein, CCB covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the CCB Common Stock and the business prospects of the CCB Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the CCB Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (iii) except (1) for this Agreement,
(2) pursuant to the exercise of stock options outstanding as of the date hereof under the CCB Stock Plans, (3) pursuant to the CCB Stock Option Agreement, (4) pursuant to the CCB Rights Agreement, (5) in connection with the issuance of stock options or grants under the CCB Stock Plans to employees of CCB in accordance with past practice, or (6) pursuant to acquisitions of depository or nondepository institutions where the effective date of the consummation of such transactions occurs subsequent to the Preferred Stock Record Date, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any shares of CCB Capital Stock or any other capital stock of any CCB Company, or any stock appreciation rights or any option, warrant, or other Equity Right. CCB further covenants and agrees that it will not, without the prior written consent of American Federal, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of CCB in any manner adverse to the holders of American Federal Common Stock as compared to rights of holders of CCB Common Stock generally as of the date of this Agreement.

          7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have a material adverse affect on any of the business, financial condition or results of operations of such Party, and (ii) would cause or constitute a material breach of any of its representations, warranties, agreements, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

          7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or the OTS, as applicable, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or the OTS will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports. Each Party further agrees to provide the other Party monthly financial information in a form reasonably requested by the other Party.


                          ARTICLE 8
                    ADDITIONAL AGREEMENTS

          8.1 Registration Statement; Joint Proxy Statement; Shareholder Approval. As soon as reasonably practicable after execution of this Agreement, CCB shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of CCB Common Stock upon consummation of the Merger. American Federal shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of American Federal Capital Stock as CCB may reasonably request in connection with such action. American Federal shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. CCB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the issuance of shares of CCB Common Stock pursuant to the Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meetings, (i) American Federal and CCB shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Boards of Directors of American Federal and CCB shall recommend to their respective shareholders the approval of the matters submitted for approval (subject to the Board of Directors of American Federal, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to American Federal's shareholders under applicable Law), and
(iv) the Boards of Directors and officers of American Federal and CCB shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of American Federal, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to American Federal's shareholders under applicable
Law). CCB and American Federal shall make all necessary filings with respect to the Merger under the Securities Laws.

          8.2 Exchange Listing. CCB shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of CCB Common Stock and the CCB Rights attached thereto to be issued to the holders of American Federal Common Stock pursuant to the Merger, and CCB shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

          8.3 Application. CCB shall promptly prepare and file, and American Federal shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence, and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

          8.4 Filings with the OTS. Upon the terms and subject to the conditions of this Agreement, American Federal shall execute and CCB shall file the Articles of Combination with the OTS in connection with the Closing.

          8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the Stock Option Agreements. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          8.6  Investigation and Confidentiality.

               (a)  Prior to the Effective Time, each Party
shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business, operations, and Assets of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

               (b)  Each Party shall, and shall cause its
advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

               (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

          8.7 Press Releases. Prior to the Effective Time, American Federal and CCB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

          8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no American Federal Company nor any Affiliate thereof nor any Representatives thereof retained by any American Federal Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of American Federal, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to American Federal's shareholder under applicable law, no American Federal Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but American Federal may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. American Federal shall promptly advise CCB following the receipt of any Acquisition Proposal and the details thereof, and advise CCB of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. American Federal shall
(i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and
(ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

          8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

          8.10 State Takeover Laws. Each American Federal
Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

          8.11 Charter Provisions. Each American Federal Company shall take all necessary action to ensure that the entering into of this Agreement and the American Federal Stock Option Agreement, and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the certificate or articles of incorporation, bylaws, or other governing instruments of any American Federal Company or restrict or impair the ability of CCB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any American Federal Company that may be directly or indirectly acquired or controlled by them.

          8.12 Agreement of Affiliates. American Federal will disclose in the American Federal Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of American Federal for purposes of Rule 145 under the 1933 Act. American Federal shall use its reasonable efforts to cause each such Person to deliver to CCB not later than 30 days prior to the Effective Time, an Affiliate Agreement providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of American Federal Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CCB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and, if the Merger is accounted for by the pooling-of-interests method of accounting, until such time as financial results covering at least 30 days of combined operations of CCB and American Federal have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger is accounted for using the pooling-of-interests method of accounting, shares of CCB Common Stock issued to such affiliates of American Federal in exchange for shares of American Federal Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of CCB and American Federal have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the Affiliate Agreement (and CCB shall be entitled to place restrictive legends upon certificates for shares of CCB Common Stock issued to affiliates of American Federal pursuant to this Agreement to enforce the provisions of this Section 8.12). CCB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CCB Common Stock by such affiliates.

          8.13 Employee Benefits and Contracts. Following the Effective Time, CCB shall provide generally to officers and employees of the American Federal Companies employee benefits under employee benefit, welfare, and severance plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CCB Companies to their similarly situated officers and employees. For purposes of participation, vesting, and (except in the case of CCB retirement plans and the CCB Retiree Medical Plan) benefit accrual under CCB's employee benefit plans, the service of the employees of the American Federal Companies prior to the Effective Time shall be treated as service with a CCB Company participating in such employee benefit plans. Except as provided in the Supplemental Letter, CCB also shall cause the Surviving Association and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts between any American Federal Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the American Federal Benefit Plans.

          8.14 Indemnification.

               (a) CCB shall, and shall cause the Surviving Association to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the American Federal Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees, or agents of American Federal or, at American Federal's request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the HOLA and regulations of the OTS and by American Federal's Charter and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any CCB Company is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Association is required to effectuate any indemnification, the Surviving Association shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CCB and the Indemnified Party.

               (b)  CCB shall, or shall cause the Surviving
Association to, use its reasonable efforts (and American Federal shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time American Federal's existing directors' and officers' liability insurance policy (provided that CCB may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of American Federal given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither CCB nor the Surviving Association shall be obligated to make annual premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to American Federal's directors and officers, 150% of the annual premium payments on American Federal's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CCB shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

               (c)  Any Indemnified Party wishing to claim
indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify CCB thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) CCB or the Surviving Association shall have the right to assume the defense thereof and neither CCB nor the Surviving Association shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if CCB or the Surviving Association elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between CCB or the Surviving Association and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and CCB or the Surviving Association shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that CCB and the Surviving Association shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither CCB nor the Surviving Association shall be liable for any settlement effected without its prior written consent; and provided further that neither CCB nor the Surviving Association shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

               (d) If CCB or the Surviving Association or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of CCB or the Surviving Association shall assume the obligations set forth in this Section 8.14.

               (e)  The provisions of this Section 8.14 are
intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

          8.15 Distribution of Preferred Stock. As soon as reasonably practicable following the Effective Time, CCB, consistent with the 1934 Act and the NCBCA and the rules of the NYSE, shall take all action necessary to distribute, and shall distribute, the New Preferred Stock to holders of record of CCB Common Stock (irrespective for such purpose of whether a former holder of American Federal Common Stock has exchanged such holder's Certificates representing American Federal Common Stock for certificates representing CCB Common Stock pursuant to Article 4) at a time and date immediately following the Effective Time (the "Preferred Stock Record Date") as agreed upon by the Parties prior to the Closing; provided, however, that CCB shall be under no obligation to implement the provisions of this Section 8.15 to the extent that the distribution of the New Preferred Stock would prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. In connection with the matters contemplated by this Section 8.15, CCB shall
(i) solicit approval of the CCB shareholders at the CCB Shareholders' Meeting of an appropriate increase in the authorized CCB Preferred Stock so as to permit the issuance of one share of the New Preferred Stock for each share of CCB Common Stock issued and outstanding on the Preferred Stock Record Date, (ii) implement such other measures with respect to such proposal at the Shareholders' Meeting as set forth in
Section 8.1, and (iii) designate such terms of the New Preferred Stock as are mutually acceptable to the Parties, but which shall generally provide for the redemption of such shares of the New Preferred Stock upon receipt by CCB of any cash payment in respect of a final, nonappealable judgment in, or final settlement of, the Goodwill Litigation after deduction of (i) the aggregate expenses incurred by CCB after the Effective Time in prosecuting the Goodwill Litigation,
(ii) any income Tax liability incurred by CCB as a result of the payment of the Goodwill Litigation recovery, and (iii) the expenses incurred by CCB in connection with the creation, issuance, and trading of the New Preferred Stock.

          8.16 Goodwill Litigation. Following the Effective Time, CCB shall, and shall cause the Surviving Association (and, subject to clause (iii) hereof, any permitted successor to the Surviving Association), as applicable, to, (i) take all actions necessary or desirable to diligently and vigorously pursue American Federal's claims in the Goodwill Litigation,
(ii) file with applicable Regulatory Authorities such periodic and other reports as are necessary to furnish and update information to holders of the New Preferred Stock,
(iii) refrain from taking any action that would violate the requirements of Title 31, United States Code, Section 3727, including, without limitation, any action that would cause an "assignment" (as defined therein) of the claims in the Goodwill Litigation, and (iv) refrain from taking any action to dismiss, settle, compromise, or otherwise cease prosecution of the Goodwill Litigation on terms that do not result solely in the payment of cash or other readily monetizable consideration by or on behalf of the United States to the Surviving Association.

          8.17 Assumption of Agreement. CCB agrees that it shall be a specific, absolute, and unconditional condition precedent to (i) CCB entering into any binding or nonbinding agreement, letter of intent, memorandum of understanding, or similar instrument providing for an Acquisition Proposal or
(ii) the Board of Directors of CCB making a favorable recommendation with respect to an Acquisition Proposal, that the third party making the Acquisition Proposal expressly agrees to assume CCB's obligations under this Agreement.


                          ARTICLE 9
      CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

          9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

             (a) Shareholder Approval. The shareholders of American Federal shall have approved this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE. The shareholders of CCB shall have approved the issuance of shares of CCB Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE.

             (b)  Regulatory Approvals. All Consents of,
   filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the disposition of either Assets or deposit Liabilities) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement; provided, that CCB has used its reasonable efforts to cause such conditions or restrictions to be removed or modified as appropriate, and; provided, further, that notwithstanding the foregoing, in the event that such Consent is conditioned or restricted as a result of a regulatory or legal issue resulting from other acquisitions by the CCB Companies, whether announced before or after the date of this Agreement, or otherwise unrelated to American Federal, CCB shall not be entitled to refuse to consummate the Merger on the basis set forth in this sentence.

             (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse
   Effect on such Party.

             (d)  Legal Proceedings. No court, Regulatory
   Authority, or other governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

             (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CCB Common Stock and attached CCB Rights issuable pursuant to the Merger shall have been received.

             (f)  Exchange Listing.  The shares of CCB Common
   Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

             (g) Pooling Letters. CCB shall have received a letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to CCB and copied to American Federal, in form and substance reasonably acceptable to CCB, from KPMG Peat Marwick LLP to the effect that the Merger and the transactions contemplated by this Agreement (including as applicable the issuance of the New Preferred Stock) will qualify for pooling-of-interests accounting treatment.

             (h)  Tax Matters.  Each Party shall have
   received a written opinion of KPMG Peat Marwick LLP in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of
   Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of American Federal Common Stock for CCB Common Stock and attached CCB Rights will not give rise to gain or loss to the shareholders of American Federal with respect to such exchange (except to the extent of any cash received), and (iii) none of American Federal, American Federal Interim, or CCB will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, KPMG Peat Marwick LLP shall be entitled to rely upon representations of officers of American Federal and CCB reasonably satisfactory in form and substance to KPMG Peat Marwick LLP.

          9.2  Conditions to Obligations of CCB. The
obligations of CCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CCB pursuant to Section 11.6(a):

             (a)  Representations and Warranties.  For
   purposes of this Section 9.2(a), the accuracy of the representations and warranties of American Federal set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in
   Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.19, 5.20, and 5.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of American Federal set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on American Federal; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

             (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of American Federal to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

             (c) Certificates. American Federal shall have delivered to CCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to American Federal and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by American Federal's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, the American Federal Stock Option Agreement, and the Plan of Merger, as appropriate, and the consummation of the Merger and the other transactions contemplated hereby and thereby, all in such reasonable detail as CCB and its counsel shall request.

             (d)  Affiliates Agreements.  CCB shall have
   received from each affiliate of American Federal the Affiliate Agreement, to the extent necessary to assure in the reasonable judgment of CCB that the Merger will qualify for pooling-of-interests accounting treatment.

             (e) Fairness Opinion. CCB shall have received a letter from Merrill Lynch, Inc. or another financial adviser selected by CCB dated not more than five days prior to the date of the Joint Proxy Statement, to the effect that in the opinion of such firm, the Exchange Ratio is fair to the shareholders of CCB from a financial point of view.

             (f)  Opinion of Counsel.  CCB shall have
   received an opinion of Alston & Bird, counsel to American
   Federal, dated as of the Effective Time, covering such matters as are typically covered in transactions of this nature and in a form reasonably acceptable to CCB.

          9.3 Conditions to Obligations of American Federal. The obligations of American Federal to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by American Federal pursuant to Section 11.6(b):

             (a)  Representations and Warranties.  For
   purposes of this Section 9.3(a), the accuracy of the representations and warranties of CCB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of CCB set forth in Sections 6.17 and 6.18 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of CCB set forth in this Agreement (including the representations and warranties set forth in Sections 6.17 and 6.18) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on CCB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

             (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

             (c) Certificates. CCB shall have delivered to American Federal (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to CCB and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CCB's Board of Directors and shareholders and American Federal Interim's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the Merger and the other transactions contemplated hereby and thereby, all in such reasonable detail as American Federal and its counsel shall request.

             (d) Fairness Opinion. American Federal shall have received letters from Wheat, First Securities, Inc. and Keefe, Bruyette & Woods, Inc. or another financial adviser selected by American Federal dated not more than five days prior to the date of the Joint Proxy Statement, to the effect that in the opinion of the respective firms, the Exchange Ratio is fair to the shareholders of American Federal from a financial point of view.

             (e) Opinion of Counsel. American Federal shall have received an opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., counsel to CCB, dated as of the Effective Time, covering such matters as are typically covered in transactions of this nature and in a form reasonably acceptable to American Federal.


                         ARTICLE 10
                         TERMINATION

          10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of American Federal and CCB or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

             (a)  By mutual consent of CCB and American Federal; or

             (b)  By either Party (provided that the
   terminating Party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) in the case of American Federal and Section 9.3(a) in the case of CCB or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the nonbreaching Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) in the case of American Federal and Section 9.3(a) in the case of CCB; or

             (c)  By either Party (provided that the
   terminating Party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) in the case of American Federal and Section 9.3(a) in the case of CCB or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

             (d)  By either Party (provided that the
   terminating Party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) in the case of American Federal and Section 9.3(a) in the case of CCB or in material breach of any covenant or other agreement contained in this Agreement) in the event
   (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such Regulatory Authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of American Federal or CCB fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meetings where such matters were presented to such shareholders for approval and voted upon; or

             (e)  By either Party in the event that the
   Merger shall not have been consummated by December 31, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

             (f)  By either Party (provided that the
   terminating Party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) in the case of American Federal and Section 9.3(a) in the case of CCB or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or

             (g)  By American Federal, if CCB (or its
   assignee) exercises the American Federal Stock Option
   Agreement pursuant to Section 3 thereof or exercises its repurchase rights pursuant to Section 8 thereof; or

             (h)  By CCB, at any time prior to 5:00 P.M.
   Eastern Standard Time on March 19, 1997, without any Liability, if its Board of Directors determines in its reasonable good faith judgment that, as a result of CCB's due diligence investigation of American Federal or any of the disclosures in the American Federal Disclosure Memorandum, any of the financial condition, core operating performance, or business of the American Federal Companies, taken as a whole, are materially adversely different from CCB's reasonable expectation with respect thereto based on information disclosed in American Federal's SEC Documents; or

             (i) By American Federal, at any time prior to 5:00 P.M. Eastern Standard Time on March 19, 1997, without any Liability, if its Board of Directors determines in its reasonable good faith judgment that, as a result of American Federal's due diligence investigation of CCB or any of the disclosures in the CCB Disclosure Memorandum, any of the financial condition, core operating performance, or business of the CCB Companies, taken as a whole, are materially adversely different from American Federal's reasonable expectation with respect thereto based on information disclosed in CCB's SEC Documents; or

             (j)  By American Federal, if its Board of
   Directors determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination
   Date, if either:

                  (x) both of the following conditions are satisfied:

                           (1)  the Average Closing Price
       shall be less than $53.25; and

                           (2)  (i) the quotient obtained by
       dividing the Average Closing Price by $68.00 (such number being referred to herein as the "CCB Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting
       0.17 from the quotient in this clause (x)(2)(ii) (such number being referred to herein as the "Index Ratio"); or

                  (y) the Average Closing Price shall be less than $51.50;

   subject, however, to the following four sentences. If American Federal refuses to consummate the Merger pursuant to this Section 10.1(j), it shall give prompt written notice thereof to CCB, which notice shall specify which of clauses (x) or (y) is applicable (or if both would be applicable, which clause is being invoked); provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, CCB shall have the option, in the case of a failure to satisfy the condition in clause (x), to elect to increase the Exchange Ratio to equal the lesser of
   (i) the quotient obtained by dividing (1) the product of $53.25 and the Exchange Ratio (as then in effect) by
   (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the CCB Ratio. During such five-day period, CCB shall have the option, in the case of a failure to satisfy the condition in clause (y), to elect to increase the Exchange Ratio to equal the quotient obtained by dividing (i) the product of $51.50 and the Exchange Ratio (as then in effect) by
   (ii) the Average Closing Price. If CCB makes an election contemplated by either of the two preceding sentences, within such five-day period, it shall give prompt written notice to American Federal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
   Section 10.1(j).

             For purposes of this Section 10.1(j), the following terms shall have the meanings indicated:

                      "Average Closing Price" shall mean the
       average of the daily closing sales prices of CCB Common Stock as reported on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by CCB) for the 30 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                      "Determination Date" shall mean the date on which the Consent of the Board of Governors of the Federal Reserve System to the Merger shall be received.

                      "Index Group" shall mean the 14 bank
       holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 14 bank holding companies and the weights attributed to them are as follows:

           Bank Holding Companies            % Weighting

           Centura Banks Inc.               5.03
           Compass Bancshares Inc.          7.94
           Central Fidelity Banks Inc.     11.64
           Deposit Guaranty Corp.           7.68
           First American Corporation       5.81
           First Commerce Corp.             7.63
           FirstMerit Corporation           6.26
           Jefferson Bankshares, Inc.       2.97
           Mercantile Bankshares Corp.      9.30
           National Commerce Bancorp.       4.78
           One Valley Bancorp Inc.          4.37
           Provident Bancorp Inc.           7.97
           Signet Banking Corporation      11.78
           Trustmark Corporation            6.84

           Total                          100.00%

                      "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                      "Starting Date" shall mean February 14, 1997.

          If any company belonging to the Index Group or CCB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or CCB shall be appropriately adjusted for the purposes of applying this Section 10.1(j).

          10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to
Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreements shall be governed by their own terms as to their termination.

          10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.12, 8.13, 8.14, 8.15, and 8.16, and
the provisions of the Supplemental Letter.


                         ARTICLE 11
                        MISCELLANEOUS

          11.1 Definitions.

               (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

             "1933 Act" shall mean the Securities Act of 1933, as amended.

             "1934 Act" shall mean the Securities Exchange
   Act of 1934, as amended.

             "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

             "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

             "Affiliate Agreement" shall mean the Affiliate
   Agreement substantially in the form of Exhibit 1.

             "Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits (other than the American Federal Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

             "American Federal Capital Stock"
   shall mean, collectively, the American Federal Common
   Stock, the American Federal Preferred Stock, and any other authorized class or series of capital stock of American
   Federal.

             "American Federal Common Stock" shall mean the
   $1.00 par value common stock of American Federal.

             "American Federal Companies" shall mean, collectively, American Federal and all American Federal
   Subsidiaries.

             "American Federal Disclosure Memorandum" shall mean the written information entitled "American Federal Disclosure Memorandum" delivered within ten business days after the public announcement of the execution of this Agreement to CCB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

             "American Federal Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of American Federal as of September 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994, and 1993, as filed by American Federal in SEC Documents, and (ii) the consolidated balance sheets of American Federal (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1996.

             "American Federal Interim Common Stock" shall mean the $1.00 par value common stock of American Federal
   Interim.

             "American Federal Preferred Stock" shall mean the serial preferred stock of American Federal.

             "American Federal Stock Option Agreement" shall mean the stock option agreement of even date herewith issued to CCB by American Federal, substantially in the form of Exhibit 2.

             "American Federal Stock Plans" shall mean the existing stock option and other stock-based compensation plans of American Federal designated as follows: American Federal's 1988 Stock Option and Incentive Plan and the 1995 Director's Performance Plan.

             "American Federal Subsidiaries" shall mean the Subsidiaries of American Federal, which shall include the American Federal Subsidiaries described in Section 5.4.

             "Articles of Combination" shall mean the Articles of Combination to be executed by American Federal and filed by CCB with the OTS relating to the Merger as contemplated by Section 1.1.

             "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

             "BHC Act" shall mean the federal Bank Holding
   Company Act of 1956, as amended.

             "CCB Capital Stock" shall mean, collectively, the CCB Common Stock, the CCB Preferred Stock, and any other authorized class or series of capital stock of CCB.

             "CCB Common Stock" shall mean the $5.00 par value common stock of CCB.

             "CCB Companies" shall mean, collectively, CCB and all CCB Subsidiaries.

             "CCB Disclosure Memorandum" shall mean the written information entitled "CCB Disclosure Memorandum" delivered within ten business days after the public announcement of the execution of this Agreement to American Federal describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one
   Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

             "CCB Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of CCB as of September 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30,1 996, and for each of the three fiscal years ended December 31, 1995, 1994, and 1993, as filed by CCB in SEC Documents, and (ii) the consolidated balance sheets of CCB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1996.

             "CCB Preferred Stock" shall mean the $5.00 par value preferred stock of CCB.

             "CCB Retiree Medical Plan" shall mean the CCB
   Retiree Medical Allowance Plan.

             "CCB Rights" shall mean the preferred stock purchase rights issued pursuant to the CCB Rights
   Agreement.

             "CCB Rights Agreement" shall mean that certain
   Rights Agreement dated February 26, 1990, between CCB and
   Central Carolina Bank and Trust Company, as rights agent.

             "CCB Stock Plans" shall mean the stock plans of CCB disclosed in the CCB Disclosure Memorandum.

             "CCB Subsidiaries" shall mean the Subsidiaries of CCB, which shall include the CCB Subsidiaries described in Section 6.4 and any corporation, bank, savings association, savings bank, or other organization acquired as a Subsidiary of CCB in the future and held as a Subsidiary by CCB at the Effective Time.

             "Closing Date" shall mean the date on which the Closing occurs.

             "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

             "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

             "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

             "Environmental Agency" means the United States Environmental Protection Agency or any other federal, state, or local agency responsible for regulating or enforcing laws, relating to (i) the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of any substance presently listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

             "Environmental Law" shall mean any Law, license, Permit, authorization, approval, Consent, Order, or agreement with any Environmental Agency relating to
   (i) the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

             "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights or by which a Person is or may be bound to pay cash by reference to the value, or any increase in the value, of shares of the capital stock of such Person.

             "ERISA" shall mean the Employee Retirement
   Income Security Act of 1974, as amended.

             "Exhibits" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

             "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

             "Goodwill Litigation" shall mean the litigation in connection with the potential damage award resulting from the claims asserted by American Federal against the United State of America in the pending action, American Federal Bank, FSB v. U.S., In the United States Court of Federal Claims, Action No. 95-498C.

             "Hazardous Material" shall mean solid waste (as that term is defined under the Resource Conservation and Recovery Act, 42 U.S.C.A. 6901 et seq. ("RCRA"), and the regulations adopted pursuant to RCRA), hazardous waste (as that term is defined under RCRA, and the regulations adopted pursuant to RCRA), hazardous substances (as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A.
    9601, et seq. ("CERCLA"), and the regulations adopted pursuant to CERCLA), and other pollutants, including, without limitation, any solid, liquid, gaseous, or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, or chemicals.

             "HOLA" shall mean the Home Owners' Loan Act of
   1933, as amended.

             "HSR Act" shall mean Section 7A of the Clayton
   Act, as added by Title II of the Hart-Scott-Rodino
   Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             "Internal Revenue Code" shall mean the Internal
   Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

             "Joint Proxy Statement" shall mean the proxy statement used by American Federal and CCB to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of CCB relating to the issuance of the CCB Common Stock and the attached CCB Rights to holders of American Federal Common Stock.

             "Knowledge" as used with respect to a Person
   (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

             "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

             "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

             "Lien" shall mean any conditional sale
   agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, deed of trust, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of, title to, or the ability to sell or transfer for fair value the Assets subject to such Lien.

             "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities; provided such term shall include notices, demand letters, or requests from any Environmental Agency.

             "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, savings banks, and their holding companies,
   (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed Consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by this Agreement.

             "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

             "NYSE" shall mean the NYSE Stock Market, Inc.

             "NYSE National Market" shall mean the National
   Market System of the NYSE.

             "NCBCA" shall mean the North Carolina Business
   Corporation Act.

             "New Preferred Stock" shall mean the new series of CCB Preferred Stock to be distributed by CCB after the Effective Time whereby one share of the New Preferred Stock is distributed for each share of CCB Common Stock issued and outstanding at the Preferred Stock Record Date in accordance with the provisions of Section 8.15.

             "NYSE" shall mean the New York Stock Exchange, Inc.

             "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

             "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

             "OTS" shall mean the Office of Thrift
   Supervision (including its predecessor, the Federal Home
   Loan Bank Board).

             "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

             "Party" shall mean either American Federal or CCB, and "Parties" shall mean both American Federal and CCB.

             "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of Person or its securities, Assets, or business.

             "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or person acting in a representative capacity.

             "Plan of Merger" shall mean the Plan of Merger and Combination, to be entered into by American Federal and, upon its organization, American Federal Interim, setting forth the terms of the Merger, substantially in the form of Exhibit 3.

             "Registration Statement" shall mean the
   Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CCB under the 1933 Act with respect to the shares of CCB
   Common Stock and the attached CCB Rights to be issued to the shareholders of American Federal in connection with the transactions contemplated by this Agreement.

             "Regulatory Authorities" shall mean,
   collectively, the SEC, the NYSE, the NYSE, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OTS, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other federal, state, county, local, or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

             "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

             "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory
   Authority pursuant to the Securities Laws.

             "Securities Laws" shall mean the 1933 Act, the HOLA, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

             "Shareholders' Meetings" shall mean the
   respective meetings of the shareholders of American
   Federal and CCB to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

             "Subsidiaries" shall mean all those
   corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a manager or a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees, managers, or managing members thereof.

             "Supplemental Letter" shall mean the
   supplemental letter of even date herewith relating to certain understandings and agreements in addition to those included in this Agreement.

             "Surviving Association" shall mean American
   Federal as the surviving association resulting from the Merger.

             "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

             "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

               (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

       Allowance                            Section 5.9
       American Federal Benefit Plans       Section 5.14
       American Federal Contracts           Section 5.15
       American Federal ERISA Plan          Section 5.14
       American Federal Options             Section 3.5
       American Federal Pension Plan        Section 5.14
       American Federal SEC Reports         Section 5.5(a)
       Average Closing Price                Section 10.1(j)
       CCB Benefit Plans                    Section 6.12
       CCB ERISA Plan                       Section 6.12
       CCB Pension Plan                     Section 6.12
       CCB SEC Reports                      Section 6.5(a)
       Closing                              Section 1.2
       Derivatives Contract                 Sections 5.22
       Determination Date                   Section 10.1(j)
       Effective Time                       Section 1.3
       ERISA Affiliate                      Section 5.14(b)
       Exchange Agent                       Section 4.1
       Exchange Ratio                       Section 3.1(c)
       Index Group                          Section 10.1(j)
       Maximum Amount                       Section 8.14
       Merger                               Section 1.1
       PCBs                                 Section 5.11
       Preferred Stock Record Date          Section 8.15
       Starting Date                        Section 10.1(j)
       Takeover Laws                        Section 5.20
       Tax Opinion                          Section 9.1(h)

               (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

          11.2 Expenses.

               (a)  Except as otherwise provided in this
Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that CCB shall bear and pay the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

               (b)  Nothing contained in this Section 11.2
shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

          11.3 Brokers and Finders. Except for Wheat, First Securities, Inc. and Keefe, Bruyette & Woods, Inc. as to American Federal and except for Merrill Lynch, Inc. as to CCB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by American Federal or CCB, each of American Federal and CCB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 or in the Supplemental Letter.

          11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of American Federal Common Stock, there shall be made no amendment that reduces or modified in any material respect the consideration to be received by holders of American Federal Common Stock; and further provided, that after any such approval by the holders of CCB Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of American Federal Common Stock will be exchanged for shares of CCB Common Stock shall not be amended after the Shareholders' Meetings in a manner adverse to the holders of CCB Common Stock without any requisite approval of the holders of the issued and outstanding shares of CCB Common Stock entitled to vote thereon.

          11.6 Waivers.

               (a)  Prior to or at the Effective Time, CCB,
acting through its Board of Directors, chief executive officer, or another officer authorized to so act by such Board, shall have the right to waive any Default in the performance of any term of this Agreement by American Federal, to waive or extend the time for the compliance or fulfillment by American Federal of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CCB.

               (b)  Prior to or at the Effective Time,
American Federal, acting through its Board of Directors, chief executive officer, or another officer authorized to so act by such Board, shall have the right to waive any Default in the performance of any term of this Agreement by CCB, to waive or extend the time for the compliance or fulfillment by CCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of American Federal under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of American Federal.

               (c)  The failure of any Party at any time or
times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

American Federal:   American Federal Bank, FSB
                    300 East McBee Avenue
                    Greenville, South Carolina  29601
                    Telecopy Number:  (864) 255-7504

                    Attention: William L. Abercrombie, Jr.
                         Chairman, President, and
                         Chief Executive Officer

Copy to Counsel:    Alston & Bird
                    601 Pennsylvania Avenue, N.W.
                    North Building, Suite 250
                         Washington, D.C.  20004
                    Telecopy Number:  (202) 508-3333

                    Attention: Frank M. Conner III

CCB:                CCB Financial Corporation
                    111 Corcoran Street
                    Durham, North Carolina  27701
                    Telecopy Number:  (919) 682-1191

                    Attention: Ernest C. Roessler
                         Vice Chairman, President, and
                         Chief Executive Officer

Copy to Counsel:    Brooks, Pierce, McLendon, Humphrey &
                    Leonard, L.L.P
                    230 North Elm Street
                    Suite 2000
                    Greensboro, North Carolina  27401
                    Telecopy Number:  (910) 378-1001

                    Attention: Robert A. Singer

      11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, except to the extent the Laws of the United
States apply to the Merger.

      11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

      11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

      11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                       CCB FINANCIAL CORPORATION


/s/ Leo P. Pylypec         By: /s/ Ernest C. Roessler
Leo P. Pylypec             Ernest C. Roessler
Secretary                  Vice Chairman, President, and
                           Chief Executive Officer


[CORPORATE SEAL]




ATTEST:                       AMERICAN FEDERAL BANK, FSB


/s/ Deborah A. Brady      By: /s/ William L. Abercrombie, Jr.
Deborah A. Brady          William L. Abercrombie, Jr.
Secretary                 Chairman, President, and
                             Chief Executive Officer

[CORPORATE SEAL]


Exhibit 2.2

                   STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of February 17, 1997, by and between American Federal Bank, FSB, a federal stock savings bank
("Issuer"), and CCB Financial Corporation, a North Carolina corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Reorganization, dated as of February 17, 1997 (the "Merger Agreement"), providing for, among other things, the merger of a wholly-owned Subsidiary of Grantee with and into Issuer, with Issuer as the surviving entity; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 2,188,180 shares (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, $1.00 par value per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (subject to adjustment as set forth herein, the "Purchase Price") equal to $25.00.

     3.   Exercise of Option.

          (a) Provided that (i) Grantee shall not be in material breach of its agreements or covenants contained in the Merger Agreement and the Grantee or Holder (as hereinafter defined) shall not be in material breach of its agreements or covenants contained in this Agreement), and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to (i) Section 10.1(b) thereof (but only if such termination was a result of a willful breach by Issuer) or
(ii) Section 10.1(c) thereof (each a "Default Termination")),
(C) 12 months after a Default Termination, and (D) 12 months after any termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Home Owners' Loan Act of 1933, as amended (the "HOLA"); and provided further, that any termination of the Merger Agreement by Grantee prior to 5:00 P.M. Eastern Standard Time on March 19, 1997, shall be deemed for purposes of this Agreement to be effected pursuant to
Section 10.1(h) of the Merger Agreement irrespective of any other sections of the Merger Agreement referenced by Grantee in its notice of termination of the Merger Agreement. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is the Grantee. The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

          (b) As used herein, a "Purchase Event" means any of the following events subsequent to the date of this Agreement:

             (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an expression of intent or an agreement with any Person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than transactions solely between Issuer's Subsidiaries), (B) except as permitted by the prior written consent of Grantee, the disposition, by sale, lease, exchange or otherwise, of Assets of Issuer or any of its Subsidiaries representing in either case 20% or more of the consolidated Assets of Issuer and its Subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities having, or securities convertible into, or exchangeable for, securities having, 20% or more of the voting power of Issuer or any of its Subsidiaries (any of the foregoing, an "Acquisition Transaction"); or

             (ii) any Person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act), other than a group of which Grantee or any of its Subsidiaries of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of Issuer Common Stock.

          (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

             (i)  any Person (other than Grantee or any
   Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act), or shall have filed a registration statement under the 1933 Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

             (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have not made, or shall have withdrawn or modified in a manner adverse to Grantee, a favorable recommendation with respect to shareholder approval of the Merger Agreement, in each case after it shall have been publicly announced that any Person (other than Grantee or any Subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the 1933 Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under any federal or state statute or regulation (including a notice filed under the HSR Act and an application or notice filed under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978) seeking the Consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency.

As used in this Agreement, "Person" shall have the meaning specified in the Merger Agreement and shall include such Person's Affiliates (as defined in the Merger Agreement).

          (d) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior Consent of any governmental or regulatory agency or authority is required in connection with such purchase, Issuer shall cooperate with Holder in the filing of the required notice or application for such Consent and the obtaining of such Consent and the Closing shall occur immediately following receipt of such Consent (and expiration of any mandatory waiting periods).

     4.   Payment and Delivery of Certificates.

          (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

          (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state Law or of the provisions of this Agreement.

          (c)  In addition to any other legend that is
required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

   THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE HOME OWNERS' LOAN ACT OF 1933, AS AMENDED, AND THE REGULATIONS OF THE OFFICE OF THRIFT SUPERVISION PROMULGATED THEREUNDER INCLUDED IN 12 C.F.R., PART 563G, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 17, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the OTS, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the 1933 Act or the HOLA.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

        (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

        (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any shareholder of Issuer.

     6. Representations and Warrants of Grantee. Grantee hereby represents and warrants to Issuer that:

        (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

        (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws.

     7.   Adjustment upon Changes in Capitalization, etc.

          (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any Person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any Person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Holder shall receive for each Option Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Issuer Common Stock less the Purchase Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Issuer Common Stock, subject to the foregoing, proper provision shall be made so that Holder would have the same election or similar rights as would the holder of the number of shares of Issuer Common Stock for which the Option is then exercisable).

          (c) Issuer shall not enter into any agreement of the type described in Section 7(b) unless the other party thereto consents to provide the funding required for Issuer to pay the Section 8 Repurchase Consideration.

     8.   Repurchase at the Option of Holder.

          (a) Subject to the last sentence of Section 3(a), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder the Option and all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

             (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired by Holder pursuant to the Option with respect to which Holder then has beneficial ownership;

             (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

             (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

          (b)  If Holder exercises its rights under this
Section 8, Issuer shall, within ten business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or Consent of any governmental or regulatory agency or authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for Consent and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such Consent). If any governmental or regulatory agency or authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any governmental or regulatory agency or authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such agency or authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

               Notwithstanding anything herein to the
contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the Person described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the National Association of Securities Dealers Automated Quotations System National Market System ("Nasdaq National Market") (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's Assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

          (d) As used herein, "Repurchase Event" shall occur if (i) any Person (other than Grantee or any Subsidiary of Grantee) shall have acquired actual ownership or control, or any "group" (as such term is defined under the 1934 Act) shall have been formed which shall have acquired actual ownership or control, of 50% or more of the then-outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) shall be consummated.

          (e) In connection with the application of the provisions of this Section 8, Grantee acknowledges (i) that Issuer's ability to fund the Section 8 Repurchase Consideration in accordance with the provisions of this
Section 8 may be dependent upon the payment by Issuer's Subsidiaries of a capital distribution or distributions ("Capital Distribution") to Issuer and that any such Capital Distribution will be subject to the prior approval of the OTS, and (ii) that, unless there has been an agreement of the type described in Section 7(b), Issuer's obligations under this
Section 8 do not impose on Issuer an obligation to otherwise finance the payment of the Section 8 Repurchase Consideration through the incurrence of indebtedness or the issuance of capital instruments or securities by Issuer in either case sufficient in amount to satisfy the payment of the Section 8 Repurchase Consideration. Accordingly, Issuer shall not be deemed to be in breach of this Section 8 if, after making its best efforts to obtain regulatory authorization for a Capital Distribution required to pay the Section 8 Repurchase Consideration, it is unable to do so.

     9.   Certain Restrictions.

          (a) Following the date hereof and prior to the Expiration Date (as defined in subparagraph (c) below), Holder shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by Holder, other than (i) pursuant to Section 8, (ii) following termination of the Merger Agreement, pursuant to a merger, share exchange, tender or exchange offer, or other business combination that has been approved or recommended, or otherwise determined to be fair and in the best interests of the shareholders of Issuer, by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of the directors who were directors prior to the announcement of such business combination), or (iii) in accordance with Section 10.

          (b) Other than pursuant to the Merger Agreement, following the date hereof and prior to the Expiration Date, without the prior written consent of Issuer, Holder shall not, nor shall Holder permit its Affiliates to, directly or indirectly, alone or in concert or conjunction with any other Person or group of Persons, (i) in any manner acquire, agree to acquire or make any proposal to acquire, any securities of, equity interest in, or any material property of, the Issuer (other than pursuant to this Agreement or the Merger Agreement), (ii) except at the specific written request of Issuer, propose to enter into any merger, share exchange, or other business combination involving Issuer or to purchase a material portion of the Assets of Issuer, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the 1934
Act) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Issuer,
(iv) form, join or in any way participate in a group of Persons acting in concert with respect to any voting securities of Issuer, (v) seek to control or influence the management, Board of Directors or policies of Issuer,
(vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) advise, assist or encourage any other Person in connection with the foregoing, or
(viii) request Issuer (or its directors, officers, employees or agents) to amend or waive any provision of this Section 9(b), or take any action which may require Issuer to make a public announcement regarding the possibility of a business combination or merger with such party. Issuer shall not adopt any "Rights Plan" or similar arrangement in any manner which would cause Holder, if Holder has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement solely by reason of the beneficial ownership of the shares purchasable hereunder.

          (c)  For purposes of this Agreement, the term
"Expiration Date" with respect to any obligation or restriction imposed on a party hereunder shall mean the earlier to occur of (A) the third anniversary of the date hereof.

     10.  Registration Rights.

          (a) Following termination of the Merger Agreement, Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Holder"), as expeditiously as possible prepare and file an offering circular under the Securities Laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Selling Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder in such request, including, without limitation, a "shelf" registration statement under Rule 415 under the 1933 Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

          (b) If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Selling Holder), Issuer will cause all such shares, the Holder of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 or any successor form, or a registration filed on a form which does not permit registrations of resales; provided, further, that such election pursuant to clause (i) may only be made two times.
If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Selling Holders and any other Person (other than Issuer or any Person exercising demand registration rights in connection with such registration) who or which is permitted to register its shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each Selling Holder bears to the total number of shares requested to be registered by all Persons then desiring to have Issuer Common Stock registered for sale.

          (c) Issuer shall use all reasonable efforts to cause each offering circular referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer:

             (i) prior to the earliest of (A) termination of the Merger Agreement pursuant to Section 10.1 thereof,
   (B) failure to obtain the requisite shareholder approval pursuant to Section 9.1(a) of the Merger Agreement, and
   (C) a Purchase Event or a Preliminary Purchase Event;

             (ii) on more than two occasions;

             (iii)     more than once during any calendar year;

             (iv) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the Selling Holders concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested; and

             (v) unless a request therefor is made to Issuer by Selling Holders holding at least 25% or more of the aggregate number of Option Shares then outstanding.

               In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any offering circular after the expiration of 120 days from the effective date of such offering circular. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

          (d) Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), accounting expenses, printing expenses, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or (b) above (including the related offerings and sales by Selling Holders) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above. Underwriting discounts and commissions relating to Option Shares and any other expenses incurred by such Selling Holders in connection with any such registration shall be borne by such Selling Holders.

          (e) In connection with any registration under subparagraph (a) or (b) above Issuer hereby indemnifies the Selling Holders, and each underwriter thereof, including each Person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the 1933 Act, against all expenses, losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in any prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling Person of Issuer shall be indemnified by such Selling Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such Holder or such underwriter, as the case may be, expressly for such use.

               Promptly upon receipt by a party indemnified under this subparagraph (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

               If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, all Selling Holders and the underwriters from the offering of the securities and also the relative fault of Issuer, all Selling Holders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, that in no case shall any Selling Holder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

               In connection with any registration pursuant to subparagraph (a) or (b) above, Issuer and each Selling Holder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

          (f)  Issuer shall comply with all reporting
requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by Holder in accordance with and to the extent permitted by any rule or regulation promulgated by the OTS from time to time, including, without limitation, Rules 144 and 144A. Issuer shall at its expense provide Holder with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Laws, or required pursuant to any state securities laws or the rules of any stock exchange.

          (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     11. Quotation; Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange or any automated quotations system maintained by a self-regulatory organization, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange or any automated quotations system maintained by a self-regulatory organization and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     13.  Miscellaneous.

          (a)  Expenses.  Except as otherwise provided in
Section 10, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 13(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state governmental or regulatory agency or authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

          (d)  Governing Law.  This Agreement shall be
governed and construed in accordance with the laws of the State of North Carolina.

          (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement(or at such other address for a party as shall be specified by like notice).

          (g)  Counterparts.  This Agreement and any
amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

          (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (i) Further Assurances. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this
Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

ATTEST:                       AMERICAN FEDERAL BANK, FSB



By: /s/ Deborah A. Brady      By: /s/ William L. Abercrombie, Jr.
    Deborah A. Brady          William L. Abercrombie, Jr.
    Secretary                 Chairman, President, and
                              Chief Executive Officer

[CORPORATE SEAL]


ATTEST:                       CCB FINANCIAL CORPORATION



By: /s/ Leo P. Pylypec        By:  /s/ Ernest C. Roessler
   Leo P. Pylypec             Ernest C. Roessler
   Secretary                  Vice Chairman, President, and
                              Chief Executive Officer

[CORPORATE SEAL]


Exhibit 99.1


 NEWS RELEASE

 for Further
 Information
 Please contact:
         W. Harold Parker, Jr. of CCB         919-683-7631
         Michael Trimble of AMFB     Phone:   864-255-7593

   CCB Financial Announces Signing of Definitive Agreement
               to Acquire American Federal Bank


     FOR IMMEDIATE RELEASE                February 18, 1997

          Durham, North Carolina -- CCB Financial Corporation

     (CCB) and American Federal Bank, FSB (AMFB) jointly

     announced today the signing of a definitive merger

     agreement whereby CCB will purchase AMFB for $325.1

     million in stock in a deal that will create the sixth

     largest bank in the Carolinas.



          The combination of Durham-based CCB and Greenville-

     based AMFB will form a financial institution with

     approximately $6.9 billion in assets and $5.5 billion in

     deposits.



          "CCB's announced acquisition strategy is to pursue

     very high quality banks and thrifts in our current and

     contiguous markets with the ultimate goal of improving

     our financial performance and fundamental franchise

     value. This merger of AMFB with CCB brings together

     strengths of two high-performing organizations and

     extends CCB's franchise down the Interstate 85 corridor.

     This acquisition will give us the fourth largest market

     share in the rapidly growing Greenville/Spartanburg

     market," said CCB vice chairman and chief executive

     officer Ernest Roessler. "Both institutions have solid

     capital positions, excellent credit quality, strong

     branch office networks as well as very compatible

     corporate cultures," Roessler added.



          The 49-year-old president and chief executive

     officer of AMFB, Roy Abercrombie will become vice

     chairman of CCB.  Three other members of AMFB's board of

     directors will also be added to the CCB board of

     directors, which will be increased to 23 members. Terms

     of the agreement call for AMFB to be operated as a wholly-

     owned subsidiary of CCB. "We are pleased to have found

     such a high-quality merger partner as CCB.  Our

     employees, customers and communities can look forward to

     receiving the same high quality of service that they

     expect from us, and they will also have the benefit of

     new products and services that CCB can provide," said

     Abercrombie.

          The merger, unanimously approved by the boards of

     directors of both companies, will be accounted for as a

     pooling-of-interests, AMFB shareholders will receive

     0.445 shares of common stock for each share of AMFB held.

     The transaction, which will be structured as a tax-free

     exchange, is valued at $28.86 per share based on CCB's

     five day average closing stock price through Friday of

     $64.85. Under the terms of the agreement, AMFB granted to

     CCB an option to purchase up to 19.9% of AMFB outstanding

     shares. This option agreement is only exercisable under

     certain circumstances.



          The merger is subject to due diligence, shareholder

     and regulatory approvals and is expected to be completed

     by the third quarter of 1997.



          Merrill Lynch & Co. served as exclusive financial

     advisor to CCB and Wheat First Butcher Singer and Keefe

     Bruyette & Woods served as financial advisors to AMER.



          CCB currently operates 161 banking offices in 28

     counties throughout North Carolina, while AMFB operates

     40 banking offices in 12 counties throughout northwest

     South Carolina.





     Editors Note: CCB and AMFB will participate in a

telephone conference call for reporters and analysts at l0:00

a.m. Eastern Time (ET) on Tuesday, February 18. To participate in the conference, please call 1-800-289-0730, confirmation

code #313939 by 9:45 a.m. ET. A media briefing will be held in person at 12:00 noon at the Hyatt Regency in Greenville.



     A digital replay of the conference call will be available

following the telephone conference. To access the replay call

1-800-839-4281, confirmation code #313939.


                             ###